Exhibit 5.1

January 27, 2017

Leap Therapeutics, Inc.

47 Thorndike Street

Suite B1-1

Cambridge, MA 02141

November 16, 2016

Re: Securities Registered under Leap Therapeutics, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel for Leap Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission on or about January    , 2017 (the “Registration Statement”).

The Registration Statement covers the registration of an aggregate of 2,622,437 shares (the “Shares”) of the Company’s common stock, $0.001 par value per share, that are subject to issuance by the Company pursuant to (i) the Company’s Amended and Restated 2012 Equity Incentive Plan and 2016 Equity Incentive Plan and (ii) the Macrocure 2008 Stock Option Plan and Macrocure 2013 Share Incentive Plan that were assumed by the Company (each, a “Plan”, and collectively, the “Plans”) in connection with the consummation of the merger pursuant to that certain Agreement and Plan of Merger, dated as of August 29, 2016, by and among Leap, Macrocure Ltd., a company formed under the laws of the State of Israel and registered under No. 514083765 with the Israeli Registrar of Companies, and M-CO Merger Sub Ltd., a company formed under the laws of the State of Israel and registered under No. 515506855 with the Israeli Registrar of Companies.

We have reviewed the corporate proceedings of the Company with respect to the authorization of the Plans or authorization of assumption of the Plans and the issuance of the Shares thereunder. We have also examined and relied upon originals or copies of such agreements, instruments, corporate records, certificates, and other documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In our examination, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form, and the legal competence of each individual executing any document. As to all matters of fact (including factual conclusions and characterizations and descriptions of purpose, intention or other state of mind), we have relied entirely upon certificates of officers of the Company, and have assumed, without independent inquiry, the accuracy of those certificates.

We further assume that all Shares issued pursuant to awards granted or to be granted pursuant to the Plans will be issued in accordance with the terms of the Plans, that the purchase price of the Shares will be greater than or equal to the par value per share of the Shares and that the Shares will be sold and transferred only upon payment thereof in accordance with the terms of the Plans.

This opinion is limited solely to the Delaware General Corporation Law.

Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued and sold in the manner referred to in the Plans and pursuant to the agreements that accompany the Plans, will be legally and validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.  In rendering the opinions set forth above, we are opining only as to the specific legal issues expressly set forth therein, and no opinion shall be inferred as to any other matter or matters.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP
Morgan, Lewis & Bockius LLP